Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

Bob Watts

President

804-273-1162

BWatts@1capitalbank.com

First Capital Bancorp, Inc. and Eastern Virginia Bankshares, Inc. mutually agree to terminate merger agreement

November 9, 2009, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq: FCVA), the bank holding company for First Capital Bank, announced today the company and Eastern Virginia Bankshares, Inc. mutually agreed to terminate the definitive merger agreement signed April 3, 2009 due to the current regulatory environment. Shareholders from both companies’ had previously approved the transaction.

In a joint statement, Joe Shearin, President and CEO of EVBS and John Presley, Managing Director and CEO of FCVA stated: “We believed on April 3rd, of this year that the combination of these two good banks to make a great bank was in the best interest our of customers, shareholders, employees and our communities. We still believe that today, however, the current regulatory and economic environment is such that obtaining regulatory approval has taken much longer than we ever anticipated and has reached a point, we believe, that continuing to wait for this approval is not in the best interest of either company.”

First Capital Bancorp recently reported financial results for the third quarter of 2009, in which the company reported profits of $405 thousand, improved credit metrics regarding its loan portfolio and a continuation of building reserves for loan losses. The company also reported strong capital ratios, total risk based capital was 14.26% at September 30, 2009 (well capitalized is considered 10%), tier one risk based capital was 12.52% and Tangible Common Equity of 6.93%.

First Capital Bank President and CEO Bob Watts stated, “We are disappointed about the termination of the merger and still believe in the merits of the proposed combination, however, we are extremely pleased by the overall performance of our company. The bank was profitable for the quarter and outside of merger expenses and FDIC assessments, the bank has been profitable for the year as it was profitable in 2008. This is in light of loan loss provisions of over $3.7 million in the same time period. While the bank has only incurred year to date charge-offs of $442 thousand and nonperforming assets total $9.9 million and represent 2.52% percent of our loan portfolio at the end of the quarter, the current economic conditions dictate extreme caution, and as a result, we have adjusted our underlying reserve calculations.”

John Presley, Managing Director and CEO of the First Capital Bancorp said, “Our Board of Directors and Employees have a great admiration for EVB and we hope to maintain a close relationship in the future. And while a great deal of effort has gone into the integration of the two companies, we have remained focused on five critical areas of our company, Liquidity, Capital, Funding Costs, adequacy of the Allowance for Loans Losses and Profitability. I am very pleased with our accomplishments to date. We have grown our deposit base, lowered our costs of funds, increased our capital and positioned the balance sheet for future success, all the while increasing our level of loan loss reserve to reflect the environment we live in today.”

The Company currently operates seven branches in WestMark, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.